PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	Janet G. Keckeisen
Three Lincoln Centre	Investor Relations
5430 LBJ Freeway, Suite 1700	Tel. 972-233-1700
Dallas, Texas 75240

COMPX ANNOUNCES REGULAR QUARTERLY DIVIDEND
AND
RESULTS OF THE ANNUAL STOCKHOLDER MEETING

DALLAS, TEXAS . . . May 25, 2022 . . . CompX International Inc. (NYSE American:  CIX) announced today that its board of directors has declared CompX’s regular quarterly dividend of twenty-five cents ($0.25) per share on its class A common stock, payable on June 14, 2022 to stockholders of record at the close of business on June 6, 2022.

CompX also announced that at its annual stockholder meeting held on May 25, 2022, its stockholders:

•	elected each of Thomas E. Barry, Loretta J. Feehan, Robert D. Graham, Terri L. Herrington, Scott C. James, Ann Manix and Mary A. Tidlund as a director for a one year term; and

•	adopted a resolution that approved, on a nonbinding advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2022 annual stockholder meeting.

Following the annual meeting of stockholders, today the CompX board of directors increased the size of the board from seven to nine and elected Kevin B. Kramer and Michael S. Simmons to fill the newly created vacancies.  The board of directors also appointed Mr. Kramer to serve on its audit committee.

CompX is a leading manufacturer of security products and recreational marine components.